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Feeling good in your body & mind transforms how you show up in life. That’s why we’re on a mission to help the world feel great through the power of better health. 2 Hims & Hers Q3 2024

Key Financial Highlights Q3 2024 Q3 2023 Growth Revenue $401.6M $226.7M 77% YoY Net Income (Loss) $75.6M $(7.6)M Adj. EBITDA* $51.1M $12.3M 317% YoY Operating Cash Flow $85.3M $25.2M 238% YoY Free Cash Flow* $79.4M $19.3M 312% YoY Subscribers1 (End of Period) 2.0M 1.4M 44% YoY Monthly Online Revenue per Avg. Subscriber1 $67 $54 24% YoY * This is a non-GAAP financial measure. Please refer to pages 30 -33 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. (1) Refer to pages 23 - 24 for definitions for Subscribers and Monthly Online Revenue per Average Subscriber. 3 Hims & Hers Q3 2024

Q3 2024 Letter to Our Shareholders Our third quarter results represent yet another significant step forward in the fulfillment of our mission to help the world feel great through the power of better health. Our technology platform is allowing consumers to engage more frequently with providers, access care in hours as opposed to weeks, and increasingly help providers pair consumers with targeted solutions customized for their unique concerns. This combined with highly personalized solutions at affordable prices is resulting in tremendous adoption of the Hims & Hers platform across the country. Rapid consumer adoption is resulting in strong business performance, as we see margins remain robust while revenue growth simultaneously accelerates. During the quarter, we generated more than $400M in revenue, an increase of 77% relative to the same period last year. Since the inception of the company, we have had a disciplined approach to investment and positioned the business to harness benefits from economies of scale. Continued execution of this strategy resulted in a more than 4x increase in Adjusted EBITDA to over $50M. Our belief is the momentum we are seeing is the direct result of our ability to be at the forefront of a transformation across the healthcare industry, which is democratizing a level of care historically only accessible to a select few. Technology platforms have allowed consumers to get faster, more-in depth, and customized access to services across numerous industries. Our platform provides consumers with those same benefits within the healthcare space, and we are seeing them respond. Today, more than 2 million subscribers as of quarter end receive treatment on our platform across our five core specialties: Sexual Health, Men's and Women’s Dermatology, Mental Health, and Weight Loss. Subscriber growth remains strong, with total subscribers in the third quarter growing 44% year-over-year. Equally exciting is that subscriber growth in offerings outside of GLP-1’s remains strong at approximately 40% year-over-year, as consumers increasingly associate Hims & Hers as a leading platform in personalized care. A Majority of Our Subscriber Base is Utilizing a Personalized Solution 4 Hims & Hers Q3 2024

At the end of the quarter, more than 1 million subscribers were utilizing a personalized solution on the platform, growing 175% year-over-year and accounting for more than half our subscriber base for the first time in our company’s history. A key ingredient of product development for personalized solutions is drawing on de-identified data from our consumer base around elements that prevent users from adhering to and / or adopting treatments. As we have continued to broaden the personalized offerings on the platform, we have observed an ability to draw a broader audience. More than 65% of the new subscribers added to the platform during the quarter subscribed to a personalized solution. In addition to attracting a broader audience, we have observed higher retention among users with personalized solutions across many of our specialties. Advancing Capabilities are Bringing Personalized Care to a Wider Audience While we have observed substantial success with personalized solutions on our platform, we believe that we are in the early innings and millions of consumers stand to benefit from personalized care. We plan to continue expanding our capabilities as we deepen our understanding of the variety of issues facing individual customer segments, and then leveraging clinical expertise and operational innovation to address those issues. Future innovation and investments in our capabilities remain focused on four key elements: ● Introducing personalized solutions across newer specialties:We continue to see an early focus on personalization accelerate our ability to scale new specialties as we utilize past learnings to better serve our customers. Most recently, we introduced access to personalized dosing and titration in our compounded semaglutide offering, giving providers tools to meet the clinical needs of their patients, including by addressing concerns for those unable to tolerate certain side effects at standard doses or titration schedules. ● Expanding the selection ofmulti-condition treatments: As we scale our pharmacy infrastructure, we increase our ability to address multiple concerns both within, and across specialties, simultaneously. We are seeing this positively impact customer retention as we are able to offer increased access to more holistic care. ● Increasing the availability of different form factors:We have found that customers express increased satisfaction when they have flexibility to access medical solutions in a broad set of modalities that capture their unique needs. Innovation has allowed access to solutions that can now be utilized via a chewable, serum, spray, or gummy (coming soon) – which we believe will ultimately support more customers in pursuing treatment and sticking with their treatments. ● Increasing accessibility throughmass-market pricing: Across the entire portfolio, we are continuously exploring ways to pass value back to our customers. With increasing scale, we are better able to offer these personalized solutions at more accessible price points, often at levels that are comparable and in some cases, lower, than generic alternatives. With each of these developments comes the growing ability to address a wider portion of the population. The 65 year-old male looking to improve both his sexual and cardiovascular health, the 45 year-old female going through perimenopause looking to combat hair loss, or the 25 year-old male 5 Hims & Hers Q3 2024 dealing with sexual health and hair loss issues for the first time; each now has access to a personalized solution targeting their needs. This focus on our customers is unlocking larger parts of our addressable markets and driving significant growth. In Sexual Health, we are driving stronger value propositions, allowing more of our users to access solutions oriented around building a daily habit. More than 50% of new Sexual Health users subscribed to a daily solution during the quarter, and the number of these subscribers utilizing a personalized solution has increased 3x year-over-year. In both Men’s and Women’s Dermatology, more than 80% of subscribers are utilizing a personalized solution as of quarter end. Relative to last year, this number has increased more than 100%. We see tremendous opportunity for this momentum to continue as we continue to empower a broader set of consumers within each of our specialties to seek treatment. 6 Hims & Hers Q3 2024

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Our Evolving Technology Platform is Unlocking New Opportunities Our technology platform is central to everything that we do. Continued iteration of our proprietary platform has enabled us to deliver delightful experiences for our users. Providers have given feedback to help us expand a set of features that help them focus on what they enjoy most - delivering high quality care to their patients. At the core of everything that we do is our proprietary electronicmedical record (EMR) system, which is the central brain that powers the connection between providers and consumers. Since inception, we have built and evolved an EMR that consumes and leverages structured data. This structured data provides several benefits to our providers: ● Reduction of administrative burdens: Structured data feeds enable features that minimize administrative burdens for providers, which is one of the leading causes of burnout for physicians1. Our platform provides the ability to automate subjective, objective, assessment, and plan (SOAP) notes for providers to document their interaction; and consistent forms provide more seamless transitions across medical providers when needed. ● Safety guards: Safety on our platform is paramount. Patients for whom asynchronous care may not be appropriate are often referred to brick-and–mortar facilities before engaging with providers. The platform also helps highlight certain patient risks for providers to ensure providers know where they need to spend more time addressing underlying issues. ● Improved efficiency: Consistent formats, guides, intuitive tools, and structured data enhance provider efficiency on the platform. Safety tools that flag potential medication interactions, as well as potential areas of concern enable providers to focus on safety. Providers continue to provide feedback that has driven improvements to make our EMR a world-class platform. We believe that the scale of our learnings, combined with our technical prowess, will enable us to continue to evolve our platform via artificial intelligence (AI) and machine learning to help providers deliver even better care. We believe the ability to leverage the experience of hundreds of providers and thousands of interactions can help providers in driving favorable patient outcomes. This is particularly valuable for more historically complicated specialties such as Mental Health and Weight Loss. MedMatch by Hims&Hers, which launched in the third quarter of last year, is one of the first tools in our journey toward this vision. MedMatch leverages AI and machine learning to analyze de-identified data across thousands of patient interactions and provide data to providers that helps them determine optimal recommendations for each of their patients. MedMatch can support providers in addressing patient needs and goals, including side effects and comorbidity concerns. This is particularly beneficial in treatment areas that carry several medical solutions, as well as an expansive set of personalized offerings. The goal here is simple - to help providers identify the most effective treatment for their patients the first time. The impact is profound, as our experience suggests that retention increases when patients feel that their treatment is effective. We are excited for this technology to be fully utilized across our Weight Loss specialty to help support providers in identifying the type of medication, the appropriate titration schedule, and the correct personalized end-dose, in each case that is most likely to lead to patient success. (1) Note: See page 34 for sources 8 Hims & Hers Q3 2024

A new intelligent customer routing system, known as "clever routing," enhances the experience for existing subscribers needing support while driving additional efficiencies within our customer support teams. Early clinical decision-making is crucial, but equally important is our ability to assist users throughout their journey in non-clinical aspects of their experience, especially in Mental Health and Weight Loss, where ongoing support is vital. Clever routing is tailored for the specialties on our platform, enabling us to connect subscribers with the professional best suited to address their needs. Each request is tagged with key information that enables a more comprehensive view of the patient and facilitates an efficient and personalized experience. Emergent issues or serious side effects can be promptly directed to a provider for immediate action, while customers with non-urgent issues or questions can be routed to the nurses on our 24/7 care team. These advancements will allow us to continuously enhance the customer experience as we provide ongoing support to an increasingly significant subscriber base. Our Capabilities Allow for a Different Level of Care While providers are often the first to experience the benefits of improvements to our platform, these benefits ultimately trickle down to consumers. These advancements allow us to provide our subscribers with: ● Access to expeditious care:With more intelligent routing helping to ensure that patients are connected to the right providers and MedMatch supporting provider decision-making, we have reduced typical consumer wait times for care to hours as opposed to days or weeks. ● More frequent provider interaction: Equally important to speed and access of care, is a deeper level of interaction. Subscribers have the ability to message providers and receive follow-up care at any time, whether they have a question around a side-effect they are experiencing, questions on how to take a given medication, or even a need to adjust their treatment plan. In higher touch specialties such as Weight Loss, we’ve seen this ability be particularly impactful in facilitating strong subscriber retention. ● Growing network of high-quality providers: Provider satisfaction on our platform is strong, evidenced by monthly retention rates which consistently fall above 95%. We believe this is largely a result of high safety standards on our platform, as well as the aforementioned set of compelling tools that we offer on the platform. This has enabled us to build a network of over 1,000 providers as of the end of the third quarter. ● Increased Convenience: These capabilities provide exceptional convenience for subscribers, enabling them to receive high-quality, personalized care for one or multiple conditions from the comfort of their own home. This means they can avoid the hassle of long wait times, extensive travel to a doctor’s office, and the frustration of scheduling appointments far in advance. Our ability to provide consumers with these benefits and access to personalized solutions is resulting in significant scale on the platform. We are excited to continue to evolve the value that we bring to consumers through new technological developments in areas like application tools, web-based tools, and a broader breadth of personalized solutions. 9 Hims & Hers Q3 2024

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Efficiency Allows Us to Democratize Access to High Quality Care In addition to personalized solutions, consumers have the ability to rapidly address concerns regarding medications, side-effects, and efficacy. For areas where more in-depth care management may be required such as Mental Health, Weight Loss, and Dermatology, this can be particularly impactful and we believe may help improve retention. Today, customers across Weight Loss and Mental Health interact with their providers an average of 3 times in the first four weeks and 5 times through the first twelve weeks. Scale enables us to provide these benefits to consumers in an efficient manner. This efficiency has enabled us to democratize a level of care that has traditionally only been available to few across the country, and we are seeing it help us transform access to healthcare across a number of important populations. ● Low-income areas: Lack of access to healthcare in low-income regions of our country is a critical issue. Limited provider availability, high cost of medical services, lack of insurance coverage, and transportation barriers, all lead to poorer health outcomes for residents in these communities. Today, over 400 thousand subscribers on the platform are from ZIP codes where the average household income is below $50,000, with nearly 80 thousand of these subscribers across weight management and mental health1. ● Individuals over 65: Similarly, we are seeing an increase in subscribers from older communities, where we often see mobility issues, financial constraints, and in the case of Weight Loss, lack of Medicare coverage, all of which present barriers to treatment. Today, over 100 thousand of our subscribers are over the age of 65, with approximately 7 thousand of those accessing a weight loss solution. We are thrilled to provide easier access to those at increased risk of weight-related comorbidities. By removing barriers, we aim to support healthier aging and improve overall quality of life for this population. ● Special access groups: In September, we announced a 50% discount on subscriptions that include the most common dosages of compounded semaglutide injections to active U.S. military, veterans, teachers, nurses, and first responders. This Service Appreciation Initiative is allowing these individuals to access potentially life-changing medications for as low as $99/month. Since our founding, we have applied our approach to categories that are highly emotionally resonant, chronic in nature, and impact tens of millions of individuals. We are confident that as our business continues to grow, we will continue to eliminate more barriers for a broad set of the population. (1) Note: See page 34 for sources 12 Hims & Hers Q3 2024

Upcoming Investment Can Unlock a Durable Weight Loss Trajectory Over 100 million individuals across the country are impacted by weight-related issues. This is not a matter of vanity, but rather one of life and death. It is estimated that half a million deaths related to obesity occur each year1. Given these staggering figures, we believe that delivering a world class experience in weight management is paramount in the fulfillment of our mission to help the world feel great through the power of better health. While significant opportunity and potential remains, we are already seeing strong signals that underline the power of our platform’s capabilities within our Weight Loss specialty. According to a study done by Blue Health Intelligence earlier this year, only 70% of patients prescribed GLP-1 medications were still using those medications after the first four weeks, and by week 12 that dropped to 42%1. When looking at our own data, at 4 weeks, 85% of our compounded GLP-1 users continue with their subscription. By 12 weeks, we have observed 70% of users continuing with their subscription. We believe that personalized dosages, breadth of treatment offerings, and frequent provider communication are all drivers of the early success we are seeing. Continued evolution of the experience makes us confident that we will continue to see these metrics improve. What we are also seeing reported by our customers is that the shortage of available name-brand GLP-1s in this country is not abating. In the last two months, a total of nearly 80,000 individuals reported through our platform that they have been unable to obtain name-brand GLP-1s, and we have seen the pace of these reports accelerating over time. While the regulatory landscape continues to evolve, the data we are seeing indicates that the shortage is continuing, and we are actively communicating with state and federal legislative and regulatory agencies to provide them with information about what customers on our platform have been experiencing. Our investments are always made with multi-year horizons in mind. Given the magnitude of the obesity epidemic in the US alone, we believe that there are still millions of users that stand to benefit from the power that our weight loss offering can bring regardless of the status of the drug shortages. We plan to ensure our Weight Loss specialty is durable through leveraging similar strategies that have shown success across our other specialties: ● Providing a broad set of solutions: Users have different clinical needs, concerns, and preferences. A broad set of available solutions allows us to ensure a wide set of users suffering from weight-related issues can obtain treatment. ○ Form factor: In less than a year, we’ve already observed the importance that form factor plays in addressing a broad spectrum of consumers’ clinical needs. While some consumers are comfortable with injectables, many are only willing or clinically able to consider an oral option. Continuing to evolve oral options on the platform will enable us to serve a wide variety of customers. To date we have seen notable success in this area, with the oral business reaching a $100M annual revenue run rate in just over 7 months after launch, and delivering north of 1,000 orders per day on average during the third quarter. (1) Note: See page 34 for sources 13 Hims & Hers Q3 2024

○ Personalization: Similar to the evolution seen in our other specialties, personalization is playing a key role in Weight Loss. We introduced access to personalized dosing and titration schedules for compounded semaglutide in July, and we believe we are already seeing this enable meaningful improvements in providers’ ability to address the clinical needs of their patients and support the path to positive outcomes. The Food & Drug Administration has long recognized the critical role compounding plays in meeting the clinical needs of patients, and the ability to compound medications that are not essentially copies of commercially available drugs existed prior to and will continue regardless of the shortage status. ○ Generically available GLP-1s:We are excited to bring access to Liraglutide to our customers in 2025, the first generic GLP-1 available on our platform. We have already confirmed a core supplier for this addition and over the next few months expect to finish completing test and batch validation, as well as confirming certificates of authenticity. ○ Brandedmedications:When supply is available, we expect to offer access to branded medications such as Wegovy and Ozempic as well as Mounjaro and Zepbound on our platform. To date, we have struggled to gain consistent supply of these medications, but would anticipate a greater ability to do so in a post-shortage environment. ● Brand trust & transparency into quality:We believe our brand, and the trust and transparency we have become known for is a significant asset in this specialty. After launching GLP-1’s, we prioritized customer access to the Certificate of Analysis (CoA) associated with each medication. Each user receiving a compounded GLP-1 medication can access the associated CoA via our mobile app, website, or by scanning the QR code included in their shipment. Thousands of subscribers are accessing this information each month, offering confirmation our customers appreciate a healthcare brand that prioritizes trust and transparency. ● Accessible pricing through verticalization: Verticalization of areas of our operation within the Weight Loss specialty will enable us to drive increased efficiency, as well as an ability to deliver a more customized experience to our users. The recent acquisition of Medisource, our first 503B compounding outsourcing facility, represents a step in this direction. Moving into 2025, we expect increased volume at this facility, along with additional investments in our 503A infrastructure to unlock a broader set of personalized capabilities. Many of these principles mirror the approaches we have taken in our other specialties to unlock significant value for our customers. We believe our platform can benefit millions of customers and allow us to play a crucial role in helping the more than 100 million individuals suffering from obesity related challenges. 14 Hims & Hers Q3 2024

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Outlook

We are increasing our 2024 outlook based on our year-to-date performance and our expectation that we will continue to execute across the three key priorities that have helped drive our success.

- **First, we will continue to evolve personalized solutions in each of our specialties.** Our progress here through the first three quarters of the year has been significant. Providing more than 1 million subscribers with access to personalized solutions is a significant accomplishment for our business. With more form factors and multi-condition offerings coming to our platform in the coming months, we believe this momentum will continue through year-end and into 2025.

- **Second, we remain focused on driving increased access to high-quality care, supported by our operational efficiencies.** Over the past year, we have demonstrated that providing solutions at more accessible price points can strengthen relationships with existing customers and attract new individuals to the platform. With continued investments in verticalization, the recent Medisource acquisition, and ongoing efficiency gains, we expect this to remain a core tenet of our operating strategy.

- **Lastly, we plan to continue leveraging our technology assets to help more individuals achieve better health outcomes.** With the platform surpassing 2 million subscribers at quarter end and newer specialties like Weight Loss driving significant increases in patient-provider interactions, the value of our underlying technology continues to increase. By synthesizing the feedback and insights from each new cohort, we expect tools like MedMatch by Hims & Hers and clever routing will continue to become smarter and more efficient, powering a Hims & Hers experience that can drive customer satisfaction and loyalty for decades.

2024 Outlook

($ millions)	Q4 2024	FY 2024
Revenue	$465 - 470	$1,460 - $1,465
YoY growth	89% - 91%	67% - 68%
Adj. EBITDA[1]	$50 - $55	$173 - $178
Adj. EBITDA margin[1]	11% - 12%	12%

2024 Underlying Themes

1. 85%+ long-term retention[2]
2. Expanding portfolio of personalized offerings
3. Strong unit economics with payback period[3] < 1 year
4. Evolving model drives inherent marketing efficiencies

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For fiscal year 2024, we now expect to achieve $1.460-$1.465 billion in revenue and $173-$178 million in Adjusted EBITDA. We also anticipate that 2024 will mark our first full year of net income profitability as a company. This building momentum, along with the investments we are making, reinforces our conviction that we are on a clear path to achieving our long-term Adjusted EBITDA margin target of at least 20% before 2030. Witnessing the accelerating growth and increasing array of opportunities ahead of us is truly motivating and grounds our commitment to help the world feel great through the power of better health. This has been our primary guidepost from the beginning, and it continues to propel us toward reaching every household in the country. Realizing this level of impact necessitates ongoing investments in our infrastructure and platform capabilities, which have been significant thus far in 2024. We firmly believe that our innovative approach is reshaping how individuals interact with their health. We are eager to finish 2024 with improving momentum and cannot wait to see what next year will bring. Andrew Dudum CEO and Co-Founder Note: 2024 financial targets are provided as of the Hims & Hers Health, Inc. earnings release dated November 4, 2024. (1) This is a non-GAAP financial measure. Please refer to pages 30 -33 for definitions. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income (loss), because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss). See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA. (2) Online revenue retention from subscriptions with a tenure of at least 2 years. (3) Payback period defined as the time it takes quarterly cumulative online gross profit generated by Hims & Hers online customers to exceed the quarterly customer acquisition costs to acquire those customers. 17 Hims & Hers Q3 2024

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Subscriber and Revenue Growth (1) Refer to pages 23 - 24 for definitions for subscribers and monthly online revenue per average subscriber Revenue trends accelerated in the third quarter, driven by ongoing expansion in our subscriber base and higher monthly online revenue per subscriber. In the third quarter, total subscribers reached a record high of more than 2 million at the end of the period, growing 44% year-over-year; while monthly online revenue per average subscriber increased to $67, growing 24% year-over-year. In the third quarter, revenue grew 77% year-over-year to $401.6 million, driven primarily by growth in online revenue as a result of the increase in subscribers and higher monthly online revenue per average subscriber. Online revenue grew 79% year-over-year in the third quarter to $392.6 million. We also saw Wholesale revenue increase 28% year-over-year to $9.0 million. We continue to utilize this channel primarily to extend our reach and introduce our brands to a broader audience of consumers. Margin Profile 19 Hims & Hers Q3 2024

Third quarter gross margin of 79% decreased approximately 350 basis points year-over-year, and a more modest 200 basis points relative to the second quarter of 2024. Both the year-over-year and sequential declines were primarily the result of higher costs related to increasing demand for the new weight loss offerings during the quarter, which were partially offset by ongoing benefits from economies of scale, in part due to increased volume at our Affiliated Pharmacies. (1) Please refer to pages 30 - 33 for reconciliation to the corresponding US GAAP financial measure We report four categories of operating expenses: Marketing, Operations and support, Technology and development, and General and administrative. Non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. On both a GAAP and non-GAAP basis, third quarter Marketing expenses decreased from 51% to 45% of revenue year-over-year. During the third quarter of 2024, we achieved significant Marketing leverage as we benefited from efficiencies related to new product launches as well as improving organic customer acquisition trends. GAAP Operations and support expenses decreased from 14% to 12% of revenue in the third quarter. On a non-GAAP basis, Operations and support expenses decreased from 13% to 11% of revenue. Relative to the prior year, we saw revenue growth outpace investments made across staffing, fulfillment, and processing largely in order to accommodate higher volume through our Affiliated Pharmacies. 20 Hims & Hers Q3 2024

Technology and development expenses during the third quarter were largely flat as a percentage of revenue relative to the prior year. GAAP Technology and development expenses were 5% of revenue in the third quarter. On a non-GAAP basis, Technology and development expenses were 4% of revenue in the third quarter. Investments here remained focused on increasing the talent required to evolve our personalized offerings, while also expanding our machine learning and data science organizations to equip providers with the ability to efficiently pair consumers with the right offerings. Relative to the prior year, GAAP General and administrative expenses decreased from 16% to 11% of revenue in the third quarter. On a non-GAAP basis, General and administrative expenses decreased from 10% to 7% of revenue in the third quarter. We continue to drive notable leverage on General and administrative expenses as a result of solid execution and disciplined expense management. (1) Q3 2024 net income included a $60.8 million tax benefit related to the release of a tax valuation allowance, partially offset by current year tax expense As a result of these trends, we generated GAAP net income of $75.6 million in the third quarter, improving significantly from the $7.6 million net loss in the prior year period. Net income in the period included a $60.8 million tax benefit related to the release of a tax valuation allowance, partially offset by current period tax expense. As our business continues to scale, we remain committed to a disciplined and efficient approach toward growth investment. This has been crucial to our strategy thus far and has resulted in an increase in Adjusted EBITDA margins over the past two years. In the third quarter, Adjusted EBITDA increased by $38.8 million year-over-year to $51.1 million. 21 Hims & Hers Q3 2024

(1) This is a non-GAAP financial measure. Please refer to pages 30 - 33 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. Cash Flow and Balance Sheet In the third quarter, net cash provided by operating activities was $85.3 million, an increase of 238% year-over-year. Free cash flow in the third quarter was $79.4 million, an increase of 312% year-over-year. The year-over-year increase in both measures was primarily driven by revenue growth, improved net income margins, and some working capital tailwinds. At the end of the third quarter, we had over $254 million of cash, cash equivalents, and short-term investments and no debt on our balance sheet. In July 2024, we announced a share repurchase authorization of up to $100 million of our Class A common stock, which can be utilized over the course of the next 3 years. During the third quarter, we repurchased approximately $30 million of Class A common stock and have $70 million remaining on the authorization. We expect this program will give us the ongoing ability to capitalize on moments of disconnect between market value of our Class A common stock and what we believe is the intrinsic value, while also allowing us to offset ongoing dilution as a result of stock-based compensation. (1) This is a non-GAAP financial measure. Please refer to pages 30 - 33 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 22 Hims & Hers Q3 2024

Conference Call Hims & Hers will host a conference call to review third quarter 2024 results on November 4, 2024, at 5:00 p.m. ET. The conference call can be accessed by dialing +1 (888) 510-2630 for U.S. participants and +1 (646) 960-0137 for international participants, and referencing conference ID #1704296. A live audio webcast will be available online at investors.hims.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call at the same link. About Hims & Hers Health, Inc. Hims & Hers is the leading health and wellness platform on a mission to help the world feel great through the power of better health. We believe how you feel in your body and mind transforms how you show up in life. That’s why we’re building a future where nothing stands in the way of harnessing this power. Hims & Hers normalizes health & wellness challenges—and innovates on their solutions—to make feeling happy and healthy easy to achieve. No two people are the same, so the Company provides access to personalized care designed for results. For more information, please visit investors.hims.com. Key Business Metrics “Online Revenue” represents the sales of products and services on our platform, net of refunds, credits, and chargebacks, and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve. Online Revenue is generated by selling directly to consumers through our websites and mobile applications. Our Online Revenue consists of products and services purchased by customers directly through our online platform. The majority of our Online Revenue is subscription-based, where customers agree to be billed on a recurring basis to have products and services automatically delivered to them. “Wholesale Revenue” represents non-prescription product sales to retailers through wholesale purchasing agreements. Wholesale Revenue also includes non-prescription product sales to third-party platforms through consignment arrangements. In addition to being revenue generative and profitable, wholesale partnerships and consignment arrangements have the added benefit of generating brand awareness with new customers in physical environments and on third-party platforms. “Subscribers” are customers who have one or more “Subscriptions” pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. The Subscription billing cadence is typically defined as a number of days (for example, billed every 30 days or every 90 days), which are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscribers can cancel Subscriptions in between billing periods to stop receiving additional 23 Hims & Hers Q3 2024 products and/or services and can reactivate Subscriptions to continue receiving additional products and/or services. “Monthly Online Revenue per Average Subscriber” is defined as Online Revenue divided by “Average Subscribers”, which amount is then further divided by the number of months in a period. “Average Subscribers” are calculated as the sum of the Subscribers at the beginning and end of a given period divided by 2. Forward-Looking Statements This shareholder letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “assume,” “may,” “will,” “likely,” “potential,” “projects,” “predicts,” “continue,” “goal,” “strategy,” “future,” “forecast,” “target,” “outlook,” “project,” “confidence,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial outlook and guidance, including our mission to drive top-line revenue growth and profitability and our ability to attain our medium- and long-term financial targets; our expected future financial and business performance, including with respect to the Hims & Hers platform, our marketing campaigns, investments in innovation, and our infrastructure, and the underlying assumptions with respect to the foregoing; statements relating to events and trends relevant to us, including with respect to our regulatory environment, financial condition, results of operations, short- and long-term business operations, objectives, strategy, and financial needs; expectations regarding our mobile applications, market acceptance, user experience, customer retention, brand development, our ability to invest and generate a return on any such investment, customer acquisition costs, operating efficiencies and leverage (including our fulfillment capabilities), the effect of any pricing decisions, changes in our product or offering mix (including compounded, generic or branded GLP-1 medications), the timing and market acceptance of any new products or offerings, the timing and anticipated effect of any pending acquisitions, the success of our business model, our market opportunity, our ability to scale our business, the growth of certain of our specialties, our ability to innovate on and expand the scope of our offerings and experiences, including through the use of data analytics and artificial intelligence, our ability to reinvest into the customer experience, and our ability to comply with the extensive, complex and evolving legal and regulatory requirements applicable to our business, including without limitation state and federal healthcare, privacy and consumer protection laws and regulations, and the effect or outcome of any litigation or governmental actions that may arise in relation to any such legal and regulatory requirements. These statements are based on management’s current expectations, but actual results may differ materially due to various factors. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, the forward-looking statements contained in this letter are based on our current expectations, assumptions and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but 24 Hims & Hers Q3 2024 are not limited to, those factors described in the Risk Factors and other sections of our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time with the Securities and Exchange Commission (the “Commission”). Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The forward-looking statements contained in this letter are made only as of November 4, 2024. We undertake no obligation (and expressly disclaim any obligation) to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the Commission, including our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in such reports, those results or developments may not be indicative of results or developments in subsequent periods. We include statements and information in this letter concerning our industry and the markets in which we operate, including our market opportunity, which are based on information from independent industry organizations and other third-party sources (including industry publications, surveys and forecasts). While we believe these third-party sources to be reliable as of the date of this letter, we have not independently verified any third-party information and such information is inherently imprecise. 25 Hims & Hers Q3 2024

Condensed Consolidated Balance Sheets (In thousands, except share and per share data, unaudited) September 30, 2024 December 31, 2023 Assets Current assets: Cash and cash equivalents $165,518 $96,663 Short-term investments 88,553 124,318 Inventory 49,110 22,464 Prepaid expenses and other current assets 23,194 21,608 Total current assets 326,375 265,053 Restricted cash 856 856 Goodwill 112,728 110,881 Property, equipment, and software, net 52,144 36,143 Intangible assets, net 44,818 18,574 Operating lease right-of-use assets 10,884 9,588 Deferred tax assets, net 54,318 - Other long-term assets 138 91 Total assets $602,261 $441,186 Liabilities and stockholders’ equity Current liabilities: Accounts payable $75,444 $43,070 Accrued liabilities 43,224 28,972 Deferred revenue 32,184 7,733 Earn-out payable - 7,412 Operating lease liabilities 1,793 1,281 Total current liabilities 152,645 88,468 Operating lease liabilities 9,565 8,667 Other long-term liabilities - 22 Total liabilities 162,210 97,157 Commitments and contingencies Stockholders’ equity: Common stock – Class A shares, par value $0.0001, 2,750,000,000 shares authorized and 209,438,554 and 205,104,120 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively; Class V shares, par value $0.0001, 10,000,000 shares authorized and 8,377,623 shares issued and outstanding as of September 30, 2024 and December 31, 2023 22 21 Additional paid-in capital 707,962 712,307 Accumulated other comprehensive income (loss) 229 (124) Accumulated deficit (268,162) (368,175) Total stockholders’ equity 440,051 344,029 Total liabilities and stockholders’ equity $602,261 $441,186 26 Hims & Hers Q3 2024

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (In thousands, except share and per share data, unaudited) Threemonths ended September 30, 2024 2023 Revenue $401,556 $226,699 Cost of revenue 83,670 39,391 Gross profit 317,886 187,308 Gross margin % 79% 83 % Operating expenses: 1 Marketing 182,284 116,076 Operations and support 47,519 31,609 Technology and development 21,092 12,270 General and administrative 44,617 35,907 Total operating expenses 295,512 195,862 Income (loss) from operations 22,374 (8,554) Other income (expense): Change in fair value of liabilities — (588) Other income, net 1,219 2,226 Total other income, net 1,219 1,638 Income (loss) before income taxes 23,593 (6,916) Benefit (provision) for income taxes 51,995 (651) Net income (loss) 75,588 (7,567) Other comprehensive loss 397 125 Total comprehensive income (loss) $75,985 $(7,442) Net income (loss) per share attributable to common stockholders: Basic $0.35 $(0.04) Diluted $0.32 $(0.04) Weighted average shares outstanding: Basic 216,617,143 210,134,681 Diluted 235,069,539 210,134,681 (1) Includes stock-based compensation expense as follows (in thousands): Threemonths ended September 30, 2024 2023 Marketing $2,458 $1,435 Operations and support 2,605 1,887 Technology and development 3,310 1,652 General and administrative 16,526 12,303 Total stock-based compensation expense $24,899 $17,277 27 Hims & Hers Q3 2024

Condensed Consolidated Statements of Cash Flows (In thousands, unaudited) Ninemonths ended September 30, 2024 2023 Operating activities Net income (loss) $100,013 $(24,791) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 11,027 6,857 Stock-based compensation 67,973 48,289 Change in fair value of liabilities – 1,056 Net accretion on securities (3,440) (4,034) Benefit for deferred taxes (54,340) (30) Impairment of long-lived assets 114 429 Non-cash operating lease cost 1,875 1,412 Non-cash acquisition-related costs – 2,264 Non-cash other 435 87 Changes in operating assets and liabilities: Inventory (26,295) (430) Prepaid expenses and other current assets (1,535) (401) Other long-term assets (47) (39) Accounts payable 35,052 4,401 Accrued liabilities 14,002 14,912 Deferred revenue 24,451 2,920 Operating lease liabilities (1,761) (1,402) Earn-out payable (2,825) – Net cash provided by operating activities 164,699 51,500 Investing activities Purchases of investments (150,595) (136,415) Maturities of investments 189,292 117,334 Proceeds from sales of investments 725 1,574 Investment in website development and internal-use software (8,730) (6,705) Purchases of property, equipment, and intangible assets (17,135) (8,589) Acquisition of business, net of cash acquired (15,399) - Net cash used in investing activities (1,842) (32,801) Financing activities Proceeds from exercise of vested stock options 18,505 1,691 Payments for taxes related to net share settlement of equity rewards (33,096) (10,101) Repurchases of common stock (78,034) – Proceeds from employee stock purchase plan 1,622 898 Payments for acquisition-related earn-out consideration (3,190) – Net cash used in financing activities (94,193) (7,512) Foreign currency effect on cash and cash equivalents 191 37 Increase in cash, cash equivalents, and restricted cash 68,855 11,224 Cash, cash equivalents, and restricted cash at beginning of period 97,519 47,628 Cash, cash equivalents, and restricted cash at end of period $166,374 $58,852 Reconciliation of cash, cash equivalents, and restricted cash Cash and cash equivalents $165,518 $57,996 Restricted cash 856 856 Total cash, cash equivalents, and restricted cash $166,374 $58,852 Supplemental disclosures of cash flow information Cash paid for taxes $3,872 $645 Non-cash investing and financing activities Purchases of property and equipment included in accounts payable and accrued liabilities $704 $5,237 Right-of-use asset obtained in exchange for lease liability 2,174 591 Issuance of common stock for acquisition-related earn-out consideration 1,396 - Issuance of common stock and liabilities assumed in connection with acquisition of business 16,000 - 28 Hims & Hers Q3 2024

29 Hims & Hers Q3 2024

Non-GAAP Financial Measures In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (which is a non-GAAP financial measure), Adjusted EBITDA margin (which is a non-GAAP ratio), and Free Cash Flow (which is a non-GAAP financial measure) each as defined below. We use Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow, when taken together with the corresponding U.S. GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow is helpful to our investors as they are used by management in assessing the health of our business, our operating performance, and our liquidity. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures or ratios differently or may use other financial measures or ratios to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow as tools for comparison. Reconciliations are provided below to the most directly comparable financial measures stated in accordance with U.S. GAAP. Investors are encouraged to review our U.S. GAAP financial measures and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net income (loss) before stock-based compensation, depreciation and amortization, acquisition and transaction-related costs (which includes (i) consideration paid for employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses, and (ii) transaction professional services), impairment of long-lived assets, change in fair value of liabilities, interest income, and income taxes. “Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by revenue. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not as a substitute for, other financial performance measures, including our net income (loss) and other U.S. GAAP results. 30 Hims & Hers Q3 2024

Net Income (Loss) to Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Q4 '22	Q1 '23	Q2 '23	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24
Revenue	$167,203	$190,770	$207,912	$226,699	$246,619	$278,171	$315,648	$401,556
Net income (loss)	(10,907)	(10,067)	(7,157)	(7,567)	1,245	11,128	13,297	75,588
Stock-based compensation	12,350	14,167	16,845	17,277	17,791	19,032	24,042	24,899
Depreciation and amortization	2,010	2,117	2,377	2,363	2,658	3,001	3,643	4,383
Acquisition and transaction-related costs	1,117	646	583	1,280	507	376	590	858
Impairment of long-lived assets	–	429	–	–	–	75	39	-
Change in fair value of liabilities	942	295	173	588	19	–	–	–
Interest income	(1,472)	(1,913)	(2,173)	(2,342)	(2,601)	(2,540)	(2,431)	(2,637)
(Benefit) provision for income taxes	(121)	386	(13)	651	951	1,275	127	(51,995)
Adjusted EBITDA	$3,919	$6,060	$10,635	$12,250	$20,570	$32,347	$39,307	$51,096
Net income (loss) as a % of revenue	-6.5 %	-5.3 %	-3.4 %	-3.3 %	0.5 %	4.0 %	4.2 %	18.8 %
Adjusted EBITDA margin	2.3 %	3.2 %	5.1 %	5.4 %	8.3 %	11.6 %	12.5 %	12.7 %

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Hims & Hers Q3 2024

GAAP Operating Expenses to Non-GAAP Operating Expenses Reconciliation (In thousands, unaudited) Three Months Ended September 30, Reconciliation: GAAP to Non-GAAP Marketing Expense 2024 2023 Total GAAP Marketing Expense $182,284 $116,076 Less: Stock-based compensation (2,458) (1,435) Non-GAAP Marketing Expense $179,826 $114,641 Three Months Ended September 30, Reconciliation: GAAP to Non-GAAP Operations and support Expense 2024 2023 Total GAAP Operations and support Expense $47,519 $31,609 Less: Stock-based compensation (2,605) (1,887) Non-GAAP Operations and support Expense $44,914 $29,722 Three Months Ended September 30, Reconciliation: GAAP to Non-GAAP Technology and development Expense 2024 2023 Total GAAP Technology and development Expense $21,092 $12,270 Less: Stock-based compensation (3,310) (1,652) Non-GAAP Technology and development Expense $17,782 $10,618 Three Months Ended September 30, Reconciliation: GAAP to Non-GAAP General and administrative Expense 2024 2023 Total GAAP General and administrative Expense $44,617 $35,907 Less: Stock-based compensation (16,526) (12,303) Non-GAAP General and administrative Expense $28,091 $23,604 32 Hims & Hers Q3 2024

Free Cash Flow is a key performance measure that our management uses to assess our liquidity. Because Free Cash Flow facilitates internal comparisons of our historical liquidity on a more consistent basis, we use this measure for business planning purposes. "Free Cash Flow" is defined as net cash provided by (used in) operating activities, less purchases of property, equipment, and intangible assets and investment in website development and internal-use software in investing activities.

Some of the limitations of Free Cash Flow include (i) Free Cash Flow does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments, and (ii) Free Cash Flow includes capital expenditures, the benefits of which may be realized in periods subsequent to those in which the expenditures took place. In evaluating Free Cash Flow, you should be aware that in the future we will have cash outflows similar to the adjustments in this presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by these cash outflows or any unusual or non-recurring items. When evaluating our performance, you should consider Free Cash Flow in addition to, and not as a substitute for, other financial performance measures, including our net cash provided by (used in) operating activities and other U.S. GAAP results.

Net Cash Provided By (Used In) Operating Activities to Free Cash Flow Reconciliation

(In thousands, unaudited)

	Q4 '22	Q1 '23	Q2 '23	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24
Net cash provided by (used in) operating activities	$(6,719)	$9,483	$16,826	$25,191	$21,983	$25,838	$53,594	$85,267
Less: purchases of property, equipment, and intangible assets in investing activities	(1,400)	(635)	(4,677)	(3,277)	(8,631)	(10,581)	(3,212)	(3,342)
Less: investment in website development and internal-use software in investing activities	(1,213)	(1,875)	(2,187)	(2,643)	(2,567)	(3,377)	(2,814)	(2,539)
Free Cash Flow	$(9,332)	$6,973	$9,962	$19,271	$10,785	$11,880	$47,568	$79,386

Contacts:

Investor Relations

Bill Newby
Investors@forhims.com

Media Relations

Abby Reisinger
Press@forhims.com

33 Hims & Hers Q3 2024

Sources In order of appearance: Medscape. (2022). 2022 lifestyle burnout: The toll on healthcare professionals. Retrieved from https://www.medscape.com/slideshow/2022-lifestyle-burnout-6014664?faf=1 Internal Revenue Service. (2023). 2021 individual income tax statistics: Zip code data. Retrieved from https://www.irs.gov/statistics/soi-tax-stats-individual-income-tax-statistics-2021-zip-code-data-soi- 0 Kass, D. A., & Haggstrom, A. (2022). Evaluating the effectiveness of physician-led interventions for improving medication adherence: A systematic review. EClinicalMedicine, 52, 101571. https://doi.org/10.1016/j.eclinm.2022.101571 Blue Cross Blue Shield. (2024). GLP-1 therapy trends: An issue brief. Retrieved from https://www.bcbs.com/sites/default/files/BHI_Issue_Brief_GLP1_Trends.pdf 34 Hims & Hers Q3 2024

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